Exhibit 99.1

PFIZER INC. AND WYETH
UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statements of income for the fiscal year ended December 31, 2008 and for the six months ended June 28, 2009 combine the historical consolidated statements of income of Pfizer Inc. (“Pfizer”) and Wyeth, giving effect to the merger of Wyeth and Wagner Acquisition Corp., a wholly owned subsidiary of Pfizer, as if it had occurred on January 1, 2008. The unaudited pro forma condensed combined balance sheet as of June 28, 2009 combines the historical consolidated balance sheets of Pfizer and Wyeth, giving effect to the merger as if it had occurred on June 28, 2009. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

•
separate historical financial statements of Pfizer as of and for the year ended December 31, 2008 and the related notes included in Pfizer’s Annual Report on Form 10-K for the year ended December 31, 2008;

•
separate historical financial statements of Wyeth as of and for the year ended December 31, 2008 and the related notes included in Wyeth’s Annual Report on Form 10-K for the year ended December 31, 2008;

•
separate historical financial statements of Pfizer as of and for the six months ended June 28, 2009 and the related notes included in Pfizer’s Quarterly Report on Form 10-Q for the quarterly period ended June 28, 2009; and

•
separate historical financial statements of Wyeth as of and for the six months ended June 30, 2009 and the related notes included in Wyeth’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

For ease of reference, all pro forma statements use Pfizer’s period-end date and no adjustments were made to Wyeth’s reported information for its different quarter-end date.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Pfizer and Wyeth during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles (“GAAP standards”), which are subject to change and interpretation. Pfizer has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement.  Accordingly, the pro forma  adjustments included herein are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information, and may be revised as additional information becomes available and as additional analyses are performed. Differences between the preliminary estimates reflected in these unaudited pro forma condensed combined financial statements and the final acquisition accounting will likely occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not reflect any divestitures that may be required by regulatory agencies in connection with their approval of Pfizer’s pending acquisition of Wyeth.

PFIZER INC. AND WYETH
UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

Also, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger, the costs to integrate the operations of Pfizer and Wyeth or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2008

(IN MILLIONS, EXCEPT PER SHARE DATA)	Pfizer Inc.	Wyeth	Pro Forma Adjustments (note 6)		Pro Forma Combined

Revenues	$48,296	22,834			71,130
Cost and expenses:
Cost of sales	8,112	5,906	45	(a)	14,063
Selling, informational and administrative expenses	14,537	6,542			21,079
Research and development expenses	7,945	3,309			11,254
Amortization of intangible assets	2,668	79	2,397	(b)	5,144
Acquisition-related in-process research and development charges	633	31			664
Restructuring charges and acquisition-related costs	2,675	467			3,142
Other deductions-net	2,032	142	2,118	(c)	4,292
Income from continuing operations before provision for taxes on income	9,694	6,358	(4,560)		11,492
Provision for taxes on income	1,645	1,920	(1,479	)(d)	2,086
Income from continuing operations before allocation to noncontrolling interests	8,049	4,438	(3,081)		9,406
Less: Net income attributable to noncontrolling interests	23	20			43
Income from continuing operations attributable to Pfizer/Wyeth	$8,026	4,418	(3,081)		9,363

Income from continuing operations attributable to Pfizer/Wyeth per common share – basic	$1.19	3.31			1.16

Income from continuing operations attributable to Pfizer/Wyeth per common share – diluted	$1.19	3.27			1.16

Weighted average shares used to calculate earnings per common share amounts:
Basic	6,727	1,333	(20)		8,040
Diluted	6,750	1,357	(43)		8,064
Cash dividends paid per common share	$1.28	1.14

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.  The pro forma adjustments are explained in Note 6. Pro Forma Adjustments.

                             UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JUNE 28, 2009

(IN MILLIONS, EXCEPT PER SHARE DATA)	Pfizer Inc.	Wyeth	Pro Forma Adjustments (note 6)		Pro Forma Combined

Revenues	$21,851	11,072			32,923
Cost and expenses:
Cost of sales	3,164	2,794	23	(a)	5,981
Selling, informational and administrative expenses	6,226	3,109			9,335
Research and development expenses	3,400	1,657			5,057
Amortization of intangible assets	1,161	69	1,169	(b)	2,399
Acquisition-related in-process research and development charges	20				20
Restructuring charges and acquisition-related costs	1,013	165	(601	)(e)	577
Other deductions-net	15	(228)	840	(c)	627
Income from continuing operations before provision for taxes on income	6,852	3,506	(1,431)		8,927
Provision for taxes on income	1,860	1,025	(431	)(d)	2,454
Income from continuing operations before allocation to noncontrolling interests	4,992	2,481	(1,000)		6,473
Less: Net income attributable to noncontrolling interests	6	11			17
Income from continuing operations attributable to Pfizer/Wyeth	$4,986	2,470	(1,000)		6,456

Income from continuing operations attributable to Pfizer/Wyeth per common share – basic	$0.74	1.85			0.80

Income from continuing operations attributable to Pfizer/Wyeth per common share – diluted	$0.74	1.83			0.80

Weighted average shares used to calculate earnings per common share amounts:
Basic	6,726	1,333	(19)		8,040
Diluted	6,752	1,355	(41)		8,066
Cash dividends paid per common share	$0.48	0.90

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.  The pro forma adjustments are explained in Note 6. Pro Forma Adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET
AS OF JUNE 28, 2009

(IN MILLIONS)	Pfizer Inc.	Wyeth	Pro Forma Adjustments (Note 6)		Pro Forma Combined
ASSETS
Cash and cash equivalents	$2,244	9,197	(9,197)	(f)	2,244
Short-term investments	47,403	6,703	(35,950)	(f)	18,156
Accounts receivable, less allowance for doubtful accounts	10,446	3,929			14,375
Short-term loans	935				935
Inventories	4,993	3,337	4,600	(g)	12,930
Taxes and other current assets	5,310	2,427	(1,990)	(d) (h)	5,747
Assets held for sale	219				219
Total current assets	71,550	25,593	(42,537)		54,606

Long-term investments and loans	12,576				12,576
Property, plant and equipment, less accumulated depreciation	13,194	11,199	600	(i)	24,993
Goodwill	21,794	4,277	10,088	(j)	36,159
Identifiable intangible assets, less accumulated amortization	16,611	365	50,635	(k)	67,611
Other non-current assets, deferred taxes and deferred charges	3,614	4,185	208	(l)	8,007
Total assets	$139,339	45,619	18,994		203,952
LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term borrowings, including current portion of long-term debt	$7,645	917			8,562
Accounts payable	2,595	1,060			3,655
Dividends payable	1,081	400			1,481
Income taxes payable	607	481	1,147	(d) (m)	2,235
Accrued compensation and related items	1,549	357			1,906
Other current liabilities	12,632	3,637	-	(d) (n)	16,269
Total current liabilities	26,109	6,852	1,147		34,108

Long-term debt	31,864	10,552	327	(o)	42,743
Pension benefit obligations	4,159	1,678			5,837
Postretirement benefit obligations	1,602	1,816			3,418
Deferred taxes	2,356	234	16,360	(d)	18,950
Other taxes payable	7,029	1,650			8,679
Other non-current liabilities	2,985	1,953			4,938
Total liabilities	76,104	24,735	17,834		118,673

Preferred stock	66				66
Common stock	443	445	(379)	(p)	509
Additional paid-in capital	70,314	7,611	14,381	(q)	92,306
Employee benefit trust, at fair value	(304)				(304)
Treasury stock	(57,364)				(57,364)
Retained earnings	51,965	14,076	(14,187)	(r)	51,854
Accumulated other comprehensive income/(expense)	(2,079)	(1,345)	1,345	(s)	(2,079)
Total Pfizer/Wyeth shareholders’ equity	63,041	20,787	1,160		84,988
Equity attributable to noncontrolling interests	194	97			291
Total shareholders’ equity	63,235	20,884	1,160		85,279
Total liabilities and shareholders’ equity	$139,339	45,619	18,994		203,952

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.  The pro forma adjustments are explained in Note 6. Pro Forma Adjustments.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1.  Description of Transaction

On January 25, 2009, Pfizer Inc., Wagner Acquisition Corp., a wholly owned subsidiary of Pfizer, and Wyeth entered into an Agreement and Plan of Merger, as amended on September 30, 2009 (the “merger agreement”), pursuant to which, subject to the terms and conditions set forth in the merger agreement, Wyeth will become a wholly-owned subsidiary of Pfizer (the “merger”). Upon completion of the merger, each share of Wyeth common stock issued and outstanding will be converted into the right to receive, subject to adjustment under limited circumstances, a combination of $33.00 in cash, without interest, and 0.985 of a share (the “exchange ratio”) of Pfizer common stock (the “merger consideration”) in a taxable transaction. Pfizer will not issue more than 19.9% of its outstanding common stock at the acquisition date in connection with the merger. The exchange ratio of 0.985 of a share of Pfizer common stock will be adjusted if the exchange ratio would result in Pfizer issuing in excess of 19.9% of its outstanding common stock as a result of the merger. In this circumstance, the exchange ratio will be reduced to the minimum extent necessary so that the number of shares of Pfizer common stock issued or issuable as a result of the merger will equal 19.9% of its outstanding common stock and the cash portion of the merger consideration will be increased by an equivalent value. Pfizer and Wyeth currently do not anticipate that any adjustment to the exchange ratio will be required. Accordingly, Pfizer does not believe that a potential adjustment to the merger consideration as described above will have a material effect on the pro forma financial statement balances.

Each outstanding Wyeth stock option, whether or not then vested and exercisable, will become fully vested and exercisable immediately prior to, and then will be canceled at, the effective time of the merger, and the holder of such option will be entitled to receive as soon as practicable after the effective time of the merger but in no event later than ten business days following the effective time of the merger an amount in cash, without interest and less any applicable tax to be withheld, equal to (i) the excess, if any, of the per share value of the merger consideration to be received by holders of Wyeth common stock in the merger over the per share exercise price of such Wyeth stock option multiplied by (ii) the total number of shares of Wyeth common stock underlying such Wyeth stock option, with the aggregate amount of such payment rounded up to the nearest cent. The per share value of the merger consideration is equal to the sum of (x) the cash portion of the merger consideration, plus (y) the market value of the stock portion of the merger consideration (based on the volume weighted average price of Pfizer common stock for the five consecutive trading days ending two days prior to the effective time of the merger, as such prices are reported on the NYSE Transaction Reporting System). If the per share exercise price of any Wyeth stock option is equal to or greater than the per share value of the merger consideration, then the stock option will be canceled without any payment to the stock option holder.

Also at the effective time of the merger, each outstanding share of restricted stock, each outstanding deferred stock unit (“DSU”) and each outstanding restricted stock unit (“RSU”), including each outstanding performance share unit award (but excluding certain RSUs that constitute deferred compensation, as discussed below), will become fully vested and then will be canceled and converted into the right to receive an amount in cash equal to the per share value of the merger consideration in respect of each share of Wyeth common stock into which the vested portion of such outstanding restricted stock, DSU and RSU award, as applicable, would otherwise be convertible (except that with respect to any performance share unit award which by the terms of the award agreement pursuant to which it was granted provides for a lesser percentage of such performance share unit award to become vested upon the effective time of the merger, such performance share unit award will only become vested as to such percentage (with the remaining unvested portion being canceled without payment)). These cash amounts will be paid out as soon as practicable after the effective time of the merger but in no event later than ten business days following the effective time of the merger in accordance with the terms of the applicable plans. However, at the effective time of the merger, each outstanding RSU that constitutes deferred compensation under Section 409A of the Internal Revenue Code (“409A RSU”) will, as of the effective time of the merger, become a vested right to receive the merger consideration in respect of each share of Wyeth common stock into which such 409A RSU would otherwise be convertible. Such merger consideration will be deposited into a grantor trust in which the cash portion of the merger consideration will accrue interest at a designated market rate, the portion of the merger consideration that is Pfizer common stock will accrue dividends in the form of additional shares of Pfizer common stock in the same amount and at the same time as dividends are paid on Pfizer common stock, and all of these amounts will be paid out in accordance with the applicable payment schedules provided for under the applicable deferred payment terms of such 409A RSUs. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that there are no RSU awards that cannot be immediately settled due to tax law restrictions.

The merger agreement provides that, upon completion of the merger, each share of Wyeth $2 Convertible Preferred Stock issued and outstanding immediately prior to completion of the merger was to be converted into the right to receive one share of a new series of Pfizer preferred stock having the same powers, designations, preferences and rights (to the fullest extent practicable) as the shares of the Wyeth $2 Convertible Preferred Stock. Pursuant to a request from Pfizer made in accordance with the terms and conditions of the merger agreement, all of Wyeth’s outstanding $2 Convertible Preferred Stock that was not previously converted to Wyeth common stock at the option of the holders of such stock was redeemed by Wyeth, effective July 15, 2009 at a redemption price of $60.08 per share. Since there will be no shares of Wyeth $2 Convertible Preferred Stock outstanding at the effective time of the merger, Pfizer will not create or issue a new series of $2 Pfizer Convertible Preferred Stock in connection with the merger. Prior to the redemption date, holders of Wyeth $2 Convertible Preferred Stock could have elected to convert all, or a portion, of their holdings into Wyeth common stock. Each share of Wyeth $2 Convertible Preferred Stock could have been converted into 36 shares of Wyeth common stock. For purposes of these unaudited pro forma condensed combined financial statements, Pfizer has assumed that each of the holders of Wyeth $2 Convertible Preferred Stock elected to convert all of their shares into Wyeth common stock.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

The merger has been approved by Wyeth stockholders, all required regulatory agencies and Pfizer has completed the financing for the merger.  The merger is subject to usual and customary closing conditions. The merger is expected to be completed early in the fourth quarter of 2009.

2.  Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Pfizer and Wyeth. For ease of reference, all pro forma statements use Pfizer’s period-end date and no adjustments were made to Wyeth’s reported information for its different quarter-end date. Certain reclassifications have been made to the historical financial statements of Wyeth to conform with Pfizer’s presentation, primarily related to the presentation of amortization expense of intangible assets, acquisition-related in-process research and development charges, restructuring charges, net interest income, noncontrolling interests, accrued compensation-related liabilities and noncurrent tax liabilities. Included in Wyeth’s restructuring charges of $467 million for the year ended December 31, 2008 is a net gain on the sale of a manufacturing facility in Japan of $105 million.

The unaudited pro forma condensed combined financial information does not reflect any divestitures that may be required by regulatory agencies in connection with their approval of Pfizer’s pending acquisition of Wyeth.

The unaudited pro forma condensed combined financial information was prepared under existing U.S. GAAP standards, which are subject to change and interpretation.

The acquisition method of accounting under existing U.S. GAAP standards requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date and that the fair value of acquired in-process research and development be recorded on the balance sheet regardless of the likelihood of success as of the acquisition date.  In addition, the consideration transferred is to be measured at the closing date of the merger at the then-current market price; this particular requirement will likely result in a per share equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

Fair value is defined under existing U.S. GAAP standards as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result, Pfizer may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Pfizer’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Accordingly, the assets acquired and liabilities assumed will be recorded as of the completion of the merger, primarily at their respective fair values and added to those of Pfizer. Financial statements and reported results of operations of Pfizer issued after completion of the merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Wyeth.

Acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total advisory, legal, regulatory and valuation costs expected to be incurred by Pfizer are estimated to be approximately $170 million, of which Pfizer estimates $41 million has been paid in the six months ended June 28, 2009, and are reflected in these unaudited pro forma condensed combined financial statements as a reduction to cash and retained earnings. The unaudited pro forma condensed combined financial statements do not reflect any restructuring and integration charges expected to be incurred in connection with the merger but these charges are expected to be in the range of approximately $6 to $8 billion. These costs will be expensed as incurred. The unaudited pro forma condensed combined financial statements do not reflect anticipated acquisition-related transaction costs to be incurred by Wyeth, which are estimated to be approximately $135 million.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

3.      Accounting Policies

Upon consummation of the merger, Pfizer will continue the review of Wyeth’s accounting policies. As a result of that review, Pfizer may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Pfizer is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

4.      Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Wyeth:

	Conversion Calculation	Estimated Fair Value	Form of Consideration
	(In millions, except per share amounts)
Wyeth Common Stock
Number of shares of Wyeth common stock outstanding as of June 28, 2009	1,334.2
Multiplied by Pfizer’s stock price as of October 13, 2009 multiplied by the exchange ratio of 0.985 ($16.78x0.985)	$16.53	$22,054	Pfizer common stock
Number of shares of Wyeth common stock outstanding as of June 28, 2009	1,334.2
Multiplied by cash consideration per common share outstanding	$33.00	$44,029	Cash
Wyeth Convertible Preferred Stock
Number of shares of Wyeth common stock into which Wyeth $2 Convertible Preferred Stock outstanding at June 28, 2009 is convertible (6,850 actual shares x 36)(a)	0.2
Multiplied by Pfizer’s stock price as of October 13, 2009 multiplied by the exchange ratio of 0.985 ($16.78x0.985)	$16.53	$4	Pfizer common stock
Number of shares of Wyeth common stock into which Wyeth $2 Convertible Preferred Stock outstanding at June 28, 2009 is convertible (6,850 actual shares x 36)(a)	0.2
Multiplied by cash consideration per common share outstanding	$33.00	$8	Cash
Wyeth Stock Options
Number of shares of Wyeth stock options vested and unvested as of June 28, 2009 expected to be canceled and exchanged for a cash payment	64.8
Multiplied by the difference between the per share value of the merger consideration and the weighted-average option exercise price of in-the-money options	$6.73	$436	Cash
Wyeth Restricted Stock/Restricted Stock Units
Number of outstanding shares of restricted stock and each outstanding deferred or restricted stock unit, including performance share unit awards, as of June 28, 2009, expected to be canceled	7.7
Multiplied by the per share value of the merger consideration	$49.53	$379	Cash
Estimate of consideration expected to be transferred(b)		$66,910
Certain amounts may reflect rounding adjustments.

(a)
The merger agreement provides that, upon completion of the merger, each share of Wyeth $2 Convertible Preferred Stock issued and outstanding immediately prior to completion of the merger was to be converted into the right to receive one share of a new series of Pfizer preferred stock having the same powers, designations, preferences and rights (to the fullest extent practicable) as the shares of the Wyeth $2 Convertible Preferred Stock. As of June 28, 2009, 6,850 actual shares of the Wyeth $2 Convertible Preferred Stock were outstanding. Pursuant to a request from Pfizer made in accordance with the terms and conditions of the merger agreement, all of Wyeth’s outstanding $2 Convertible Preferred Stock that was not previously converted to Wyeth common stock at the option of the holders of such stock, was redeemed by Wyeth, effective July 15, 2009 at a redemption price of $60.08 per share. Since there will be no shares of Wyeth $2 Convertible Preferred Stock outstanding at the effective time of the merger, Pfizer will not create or issue a new series of $2 Pfizer Convertible Preferred Stock in connection with the merger. Prior to the redemption date, holders of Wyeth $2 Convertible Preferred Stock could have elected to convert all, or a portion, of their holdings into Wyeth common stock. Each share of Wyeth $2 Convertible Preferred Stock could have been converted into 36 shares of Wyeth common stock. For purposes of these unaudited pro forma condensed combined financial statements, Pfizer has assumed each of the holders of Wyeth $2 Convertible Preferred Stock elected to convert all of their shares into Wyeth common stock.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

(b)
The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is consummated. In accordance with existing GAAP standards, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $16.53 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. Pfizer believes that an increase or decrease by as much as 26% in the Pfizer common stock price on the closing date of the merger from the common stock price assumed in these unaudited pro forma condensed combined financial statements is reasonably possible based upon the recent history of Pfizer’s common stock price. A change of this magnitude would increase or decrease the consideration expected to be transferred by about $6 billion, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

5.      Estimate of Assets to be Acquired and Liabilities to be Assumed

A preliminary estimate of the assets to be acquired and the liabilities to be assumed by Pfizer in the merger, reconciled to the estimate of consideration expected to be transferred is provided below.  The final valuation of net assets acquired is expected to be completed as soon as possible after the acquisition date.

(IN MILLIONS)
Book value of net assets acquired at June 28, 2009	$20,787
Adjusted for:
Elimination of existing goodwill and intangible assets	(4,642)
Adjusted book value of net assets acquired	$16,145
Adjustments to:
Inventories(a)	4,600
Property, plant and equipment(b)	600
Identifiable intangible assets(c)	51,000
Debt(d)	(327)
Contingencies(e)	--
Taxes(f)	(19,473)
Goodwill(g)	14,365
Estimate of consideration expected to be transferred	$66,910

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

(a)
(IN MILLIONS)	Estimated Step-Up
Finished goods	$1,600
Work-in-process	3,000
Raw materials and supplies	-
Total	$4,600

As of the effective time of the merger, inventories are required to be measured at fair value, which Pfizer believes will approximate net realizable value.

Pfizer has information at this time as to the nature of the inventory only as of a preliminary date, such as specific finished goods on hand, the actual stage of completion of work-in-progress inventories or the specific types and nature of raw materials and supplies and this preliminary information may not be reflective of the nature, amount and type of inventory on hand as of the acquisition date.

For purposes of these unaudited pro forma condensed combined financial statements, a fair value adjustment to inventory has been estimated by obtaining, to the extent permitted, a high-level understanding of the nature, amount and type of Wyeth inventory as of March 31, 2009.  The estimated step-up is preliminary, subject to change and could vary materially from the actual step-up calculated after the effective date of the merger.  In addition, Pfizer also compared the preliminary estimate to other transactions within the industry and found the results to be within a reasonable range.  Given the typical margins expected of a pharmaceutical product, Pfizer believes including a fair value step-up adjustment for inventory is factually supportable and provides a reasonable indication of the adjustment that is likely to occur.

Because Pfizer has limited access to Wyeth information until the effective date of the merger and because fair value will have to be calculated for inventory existing as of the effective date of the merger, for purposes of these unaudited pro forma condensed combined financial statements, the estimated fair value adjustment to inventory is preliminary and subject to change once additional information becomes available to Pfizer after consummation of the merger, and could vary materially from the actual fair value adjustment calculated as of the effective date of the merger.  However, Pfizer believes, to the best of its knowledge, that the estimates are reasonable estimates of fair value at the time this unaudited pro forma condensed combined financial information was prepared.

(b)	The components of the estimated increase to fair value for acquired property, plant and equipment are as follows:

(IN MILLIONS)	Estimated Step-up	Estimated Remaining Useful Life (years)
Land	$100	N/A
Buildings	100	20
Machinery and equipment; Furniture, fixtures and other	400	10
Construction-in-progress	-	N/A
Total	$600

As of the effective time of the merger, property, plant and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. Fair value can be determined in a variety ways depending on the nature of the asset and the quality of available information, but, generally, land is valued by referencing relevant sales transactions of comparable property and all other property, plant and equipment assets are measured by determining the cost to replace the asset with another asset of similar utility, with the income approach and/or market approach used where possible for validation.

Pfizer has only preliminary information at this time as to the specific nature, age, condition or location of the land, buildings, machinery and equipment, and construction-in-progress, as applicable, and Pfizer does not know the appropriate valuation premise, value-in-use or value-in-exchange, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. All of these elements can cause differences between fair value and net book value.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

For purposes of these unaudited pro forma condensed combined financial statements, a fair value adjustment to property, plant and equipment has been estimated by obtaining, to the extent permitted, a high-level understanding of the nature, amount and type of Wyeth property, plant and equipment as of March 31, 2009 and using a value-in-use valuation premise.  The estimated step-up and estimated useful lives are preliminary, subject to change and could vary materially from the actual step-up calculated and useful lives determined after the effective date of the merger.  In addition, Pfizer also compared the preliminary estimate to other transactions within the industry and found the results to be within a reasonable range.

Because Pfizer has limited access to Wyeth information until the effective date of the merger, for purposes of these unaudited pro forma condensed combined financial statements, the estimated fair value adjustment to property, plant and equipment and the estimated useful lives are preliminary, subject to change once additional information becomes available to Pfizer after consummation of the merger, and could vary materially from the actual fair value adjustment calculated and the useful life determined as of the effective date of the merger.  However, Pfizer believes, to the best of its knowledge, that the estimates are reasonable estimates of fair value and useful life at the time this unaudited pro forma condensed combined financial information was prepared.

(c)	The components of the estimated fair value of acquired identifiable intangible assets are as follows:

(IN MILLIONS)	Estimated Fair Value	Estimated Useful Lives (years)
Developed technology — finite-lived	$29,000	12
Brands — finite-lived	1,000	17
Brands — indefinite-lived	4,000	NA
In-process R&D — indefinite-lived	17,000	Unknown*
Total	$51,000

*
Acquired in-process research and development assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the acquisition date, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired in-process research and development project, determination as to the useful life of the asset will be made; at that point in time, the asset would then be considered a finite-lived intangible asset and Pfizer would begin to amortize the asset into earnings.  For purposes of these unaudited pro forma condensed combined financial statements, Pfizer has not anticipated approvals of any Wyeth product in development at the time this unaudited pro forma condensed combined financial information was prepared.

As of the effective time of the merger, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

The fair value of identifiable intangible assets is determined primarily using the “income method,” which starts with a forecast of all the expected future net cash flows. Under the Hart-Scott-Rodino-Antitrust Improvements Act of 1976, as amended, and other relevant laws and regulations, there are significant limitations regarding what Pfizer can learn about the specifics of the Wyeth intangible assets and any such process will take several months to complete. It is estimated that the number of distinct intangible assets acquired could be in excess of one hundred.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

At this time, Pfizer does not have complete information as to the amount, timing and risk of cash flows of all of these intangible assets, particularly those assets still in the research and development phase. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, and working capital/contributory asset charges); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors. However, for purposes of these unaudited pro forma condensed combined financial statements, and using information to which we were granted access as well as publicly available information, such as historical product revenues, Wyeth’s cost structure, and certain other high-level assumptions, Pfizer believes the preliminary estimates of fair value of the identifiable intangible assets and their weighted-average useful lives provide a reasonable indication of the adjustment that is likely to occur.

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once Pfizer has full access to the specifics of the Wyeth intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Pfizer only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the merger. These factors include but are not limited to the regulatory, legislative, legal, technological and competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the Wyeth intangible assets and/or to the estimated weighted-average useful lives from what we have assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to our estimate of associated amortization expense.

(d)
As of the effective time of the merger, debt is required to be measured at fair value. Pfizer has calculated the adjustment using publicly available information and believes the pro forma adjustment amount to be reasonable.

(e)
As of the effective time of the merger, except as specifically excluded, contingencies are required to be measured at fair value, if the acquisition-date fair value of the asset or liability arising from a contingency can be determined. If the acquisition-date fair value of the asset or liability cannot be determined, the asset or liability would be recognized at the acquisition date if both of the following criteria were met: (i) it is probable that an asset existed or that a liability had been incurred at the acquisition date, and (ii) the amount of the asset or liability can be reasonably estimated. As disclosed in Wyeth’s 2008 Annual Report on Form 10-K for the year ended December 31, 2008, Wyeth is “involved in various legal proceedings, including product liability, patent, commercial, environmental and antitrust matters, of a nature considered normal to its business.”

Pfizer believes that a fair value will be determinable for many of the environmental matters and does not expect those adjustments to be significant.  With respect to legal contingencies, the access to information has been more limited and Pfizer does not have sufficient information at this time to evaluate if the fair value of these contingencies can be determined and, if determinable, to value them under a fair value standard. A fair valuation effort would require intimate knowledge of complex legal matters and associated defense strategies, which cannot occur prior to the effective time of the merger. If fair value cannot be determined for Wyeth’s contingencies, the combined company would continue to account for the Wyeth contingencies under the same “probable and estimable” standard currently being used by Wyeth, as required. Since Wyeth’s current accounting approach is subject to external audit and as Wyeth management, unlike Pfizer management, has full and complete access to relevant information about these contingencies, Pfizer believes that it has no basis for modifying Wyeth’s current application of these standards.  Accordingly, for the purposes of these unaudited pro forma condensed combined financial statements, Pfizer has not adjusted the Wyeth book values. This approach is preliminary and subject to change.

In addition, Wyeth has recorded provisions for uncertain tax positions. As disclosed in Wyeth’s 2008 Annual Report on Form 10-K for the year ended December 31, 2008, these assessments involve “complex judgments about future events and rely on estimates and assumptions by management.” Income taxes are exceptions to both the recognition and fair value measurement principles under the acquisition method of accounting and they continue to be accounted for under the asset recognition model currently being used by Wyeth, as required. Since Wyeth’s current accounting approach is subject to external audit and as Wyeth management, unlike Pfizer management, has full and complete access to relevant information about these tax positions, Pfizer believes that it has no basis for modifying Wyeth’s current application of these standards. Accordingly, for the purpose of these unaudited pro forma condensed combined financial statements, Pfizer has not adjusted the Wyeth book values. This assessment is preliminary and subject to change.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

(f)
As of the effective time of the merger, Pfizer will provide deferred taxes and other tax adjustments as part of the accounting for the acquisition, primarily related to the estimated fair value adjustments for acquired, inventory, property, plant and equipment, intangibles and assumed debt (see Note 6. Pro Forma Adjustments, items g, i, k and o). In addition, Pfizer will provide deferred taxes on Wyeth’s unremitted earnings for which no taxes have been previously provided, as it is Pfizer’s current intention to repatriate these earnings as opposed to permanently reinvesting them overseas. The amount of these deferred taxes, which is calculated by Wyeth on an annual basis as of December 31, is based upon Wyeth’s 2008 Annual Report on Form 10-K for the year ended December 31, 2008, and this disclosure is the basis for Pfizer’s repatriation adjustment.

The pro forma adjustment to record the effect of deferred taxes and other tax adjustments was computed as follows:

(IN MILLIONS)
Estimated fair value of identifiable intangible assets to be acquired	$51,000
Estimated fair value adjustment of inventory to be acquired	4,600
Estimated fair value adjustment of property, plant and equipment to be acquired	600
Estimated fair value adjustment of debt to be assumed	(327)
Total estimated fair value adjustments of assets to be acquired and liabilities to be assumed	$55,873
Deferred taxes associated with the estimated fair value adjustments of assets to be acquired and liabilities to be assumed, at 30%(i)	$16,762
Estimated tax on Wyeth’s historical unremitted earnings(ii)	2,711
Estimated adjustment to taxes	$19,473
Certain amounts may reflect rounding adjustments.

(i)
Represents an estimate of the weighted-average statutory tax rates in the various jurisdictions where the fair value adjustments may occur. Amount is included in the pro forma adjustments to “Deferred taxes” ($15,480 million), “Other current liabilities” ($1,380 million — see Note 6. Pro Forma Adjustments, item (n)) and “Other non-current assets, deferred taxes and deferred charges” ($98 million— see Note 6. Pro Forma Adjustments, item (l)).

(ii)
As calculated by Wyeth and disclosed in Wyeth’s 2008 Annual Report on Form 10-K for the year ended December 31, 2008.  Included in the pro forma adjustment to “Income taxes payable” ($1,831 million — see Note 6. Pro Forma Adjustments, item (m)) and “Deferred taxes” ($880 million).

(g)
Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

6.      Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Estimate of Consideration Expected to be Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)
To record an estimate of the additional depreciation expense related to the preliminary estimated fair value adjustment to property, plant and equipment to be acquired.  Pfizer does not have sufficient knowledge at this time to identify the nature of activities associated with the property, plant and equipment to be acquired and therefore for purposes of these unaudited pro forma condensed combined financial statements, Pfizer has reflected the estimated additional depreciation expense entirely in “Cost of sales”.

(b)	To adjust amortization expense to an estimate of intangible asset amortization, as follows:

(IN MILLIONS)	Year Ended December 31, 2008	Six Months Ended June 28, 2009
Eliminate Wyeth’s historical intangible asset amortization expense	$(79)	$(69)
Estimated amortization expense of developed technology — finite-lived (estimated to be $29 billion over useful life of 12 years)*	2,417	1,208
Estimated amortization expense of brands — finite-lived (estimated to be $1 billion over useful life of 17 years)	59	30
Total	$2,397	$1,169

*
For purposes of these unaudited pro forma condensed combined financial statements, the pro forma adjustment for intangible asset amortization expense only reflects assets associated with products approved for sale at the time this unaudited pro forma condensed combined financial information was developed.

(c)	To record the following adjustments:

(IN MILLIONS)	Year Ended December 31, 2008	Six Months Ended June 28, 2009
Amortization of the fair value adjustment to debt	$28	$14
Additional expense on incremental debt to finance the merger*	1,230	615
Estimate of forgone interest income on the combined company’s cash and cash equivalents and short-term investments used to effect the merger**	860	211
Total	$2,118	$840

*	Pfizer estimates additional interest expense of $1,230 million in 2008 and $615 million in the first six months of 2009 associated with the incremental debt Pfizer has issued in connection with the merger:

•
Additional interest expense of about $1,220 million in 2008 and $610 million in the first six months of 2009 based on $22.5 billion of U.S. and foreign currency denominated senior unsecured notes Pfizer has issued in 2009 to partially fund the merger. The debt securities are a combination of fixed and floating rate notes with nine maturity tranches ranging from 2-30 years. The fixed rate securities total $21.25 billion and have individual coupon rates ranging from 3.63%-7.20%. The floating rate notes total $1.25 billion and bear interest at 3-month LIBOR (which was 0.299% when the interest rate reset on these notes on September 11, 2009) plus 195 basis points. The weighted-average U.S. dollar effective interest rate associated with the $22.5 billion of debt is 5.42%. If LIBOR were to increase or decrease by 0.125% from the rate assumed on the $1.25 billion floating rate notes, pro forma interest expense could increase or decrease by about $1.6 million for 2008 and $.8 million for the first six months of 2009.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

•
Additional interest expense of about $10 million in 2008 and $5 million in the first six months of 2009 for the amortization of bond issuance costs associated with the $22.5 billion of debt securities Pfizer issued in connection with the merger. Bond issuance costs associated with the $22.5 billion of debt securities are approximately $116 million ($61 million of issuance costs associated with debt securities Pfizer issued in March 2009 and $55 million of issuance costs associated with debt securities Pfizer issued in June 2009 to partially fund the merger), which are amortized over the weighted-average life of the debt of 11.29 years.

**	For purposes of these unaudited pro forma condensed combined financial statements, Pfizer estimated the forgone interest income in 2008 of the combined company as follows:
	•	the loss of Wyeth’s entire interest income in 2008 of $467 million has been assumed, under the assumption that all of Wyeth’s cash and short-term investments would be used to partially fund the merger; and
	•	the loss of approximately $393 million of Pfizer’s interest income on short-term investments has been assumed, under the assumption that a portion of these investments will be used to partially fund the merger. Pfizer’s estimate is based on a weighted-average annual interest rate realized in 2008 of 3.98%.

For purposes of these unaudited pro forma condensed combined financial statements, Pfizer estimated the forgone interest income for the combined entity in the six months ended June 28, 2009 could be approximately $211 million associated with short-term investments assumed to have been used to partially fund the merger. Pfizer’s estimate is based on a weighted-average annual interest rate realized in the six months ended June 28, 2009 of 1.81%.

(d)
To record an estimate of the tax impacts of the acquisition on the balance sheet and income statement, primarily related to the additional expense associated with incremental debt to finance the merger, estimated fair value adjustments for acquired inventory, property, plant and equipment, intangibles and debt, the elimination of transaction costs directly attributable to the merger assumed to be non-recurring, repatriation decisions and the assumed utilization of deferred tax attributes, as applicable (see items a, b, c, e, f, g, h, i, j, k, l,  m, n and o, and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed, item f).

Pfizer has assumed a 39% tax rate when estimating the tax impacts of the additional expense on incremental debt to finance the merger because the debt is an obligation of a U.S. entity and taxed at the estimated combined effective U.S. federal statutory and state rate. Except for those tax impacts related to the incremental debt incurred to finance the merger, Pfizer has generally assumed a blended 30% tax rate when estimating the tax impacts of the acquisition, representing a weighted-average estimate of the statutory tax rates in the various jurisdictions where these adjustments are reasonably expected to occur. Pfizer believes that including an estimated blended tax rate is factually supportable in that it is derived from statutory rates and recognizes that Wyeth is a large multinational corporation with operations in most countries of the world. The effective tax rate and tax accounts in the balance sheet of the combined company could be significantly different (either higher or lower) depending on post acquisition activities, including repatriation decisions, cash needs as well as geographical mix of income.

(e)
To eliminate advisory, legal, regulatory and valuation costs and costs related to the bridge term facility (which Pfizer will not utilize) included in the historical financial statements of Pfizer and Wyeth, which are directly attributable to the pending merger but which are not expected to have a continuing impact on the combined entity’s results, as follows:

(IN MILLIONS)	Year Ended December 31, 2008	Six Months Ended June 28, 2009
Eliminate Pfizer’s advisory, legal, regulatory and valuation costs and costs related to the bridge term facility, which Pfizer will not utilize, assumed to be non-recurring	$-	$(553)
Eliminate Wyeth’s acquisition-related transaction costs assumed to be non-recurring	-	(48)
Total	$-	$(601)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

(f)
To record the cash portion of the merger consideration estimated to be $44,852 million and to record estimated payments assumed to be made on or before the acquisition of $56 million of remaining fees previously accrued for by Pfizer related to a bridge term facility, $129 million for Pfizer’s remaining advisory, legal, regulatory and valuation costs ($18 million of fees previously accrued — see item (n), and $111 million of additional estimated advisory, legal, regulatory and valuation costs — see item (r)) and $110 million to fund deferred compensation plans at Wyeth upon the effective time of the merger— see item (l).  The cash is expected to be sourced from a combination of available cash and cash equivalents ($9,197 million) and the sale or redemption of certain short-term investments ($35,950 million), which includes the proceeds from the debt issuances of $13.5 billion in March 2009 and $9 billion in June 2009 to partially fund the merger. The $56 million of fees (previously accrued — see item (n)) are associated with a $22.5 billion bridge term facility Pfizer entered into on March 12, 2009, which was subsequently terminated in June 2009.

(g)
To adjust acquired inventory to an estimate of fair value. Pfizer’s cost of sales will reflect the increased valuation of Wyeth’s inventory as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is assumed will occur within the first year post-acquisition. There is no continuing impact of the acquired inventory adjustment on the combined operating results and as such is not included in the unaudited pro forma condensed combined statement of income.

(h)	To adjust taxes and other current assets, as follows:

(IN MILLIONS)
Reclassification to “Income taxes payable” — see item (m)	$(1,510)
Reclassification to “Other current liabilities” — see item (n)	(480)
Total	$(1,990)

(i)	To adjust property, plant and equipment to an estimate of fair value.

(j)	To adjust goodwill to an estimate of acquisition-date goodwill, as follows:

(IN MILLIONS)
Eliminate Wyeth’s historical goodwill	$(4,277)
Estimated transaction goodwill	14,365
Total	$10,088

(k)	To adjust intangible assets (including in-process research and development intangibles) to an estimate of fair value, as follows:

(IN MILLIONS)
Eliminate Wyeth’s historical intangible assets	$(365)
Estimated fair value of intangible assets acquired	51,000
Total	$50,635

(l)	To adjust other non-current assets, deferred taxes and deferred charges, as follows:

(IN MILLIONS)
Estimated costs to fund deferred compensation plans at Wyeth upon merger — see item (f)	$110
Estimated deferred tax asset associated with fair value of debt to be assumed	98
Total	$208

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

(m)	To adjust income taxes payable, as follows:

(IN MILLIONS)
Estimated tax on Wyeth’s historical unremitted earnings	$1,831
Reclassification of other tax amounts on the balance sheet to “Income taxes payable”*	(684)
Total	$1,147

*
These reclassifications result from certain business decisions expected to be executed to fund the merger, which is expected to result in the utilization of certain tax credits and carryforwards. These amounts were previously included in “Other current liabilities” ($826 million — see item (n)) and “Taxes and other current assets” ($1,510 million — see item (h)).

(n)	To adjust other current liabilities, as follows:

(IN MILLIONS)
Estimated deferred taxes associated with the estimated fair value adjustment of inventory to be acquired, at 30%	$1,380
Reclassification from “Taxes and other current assets” — see item (h)	(480)
Reclassification to “Income taxes payable” — see item (m)	(826)
Elimination of accrued fees associated with the bridge term facility costs assumed paid — see item (f)	(56)
Elimination of accrued advisory, legal, regulatory and valuation costs assumed paid — see item (f)	(18)
Total	$-

(o)
To adjust Wyeth’s debt to an estimate of fair value. On September 15, 2009, Wyeth completed the redemption of all of its outstanding Wyeth Floating Rate Convertible Senior Debentures due 2024 (the "Convertible Debentures").  At the end of the second quarter 2009, there was $788 million in aggregate principal amount of the Convertible Debentures outstanding.  The redemption of the Convertible Debentures is not reflected in these unaudited pro forma condensed combined financial statements.

(p)	To record the stock portion of the transaction consideration, at par, and to eliminate Wyeth common stock, at par, as follows:

(IN MILLIONS)
Eliminate Wyeth common stock	$(445)
Issuance of Pfizer common stock	66
Total	$(379)

(q)	To record the stock portion of the transaction consideration, at fair value less par, and to eliminate Wyeth additional paid-in-capital, as follows:

(IN MILLIONS)
Eliminate Wyeth additional paid-in capital	$(7,611)
Issuance of Pfizer common stock	21,992
Total	$14,381

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

(r)	To eliminate Wyeth’s retained earnings, and to record estimated non-recurring costs of Pfizer for advisory, legal, regulatory and valuation costs, as follows:

(IN MILLIONS)
Eliminate Wyeth retained earnings	$(14,076)
Estimated remaining advisory, legal, regulatory and valuation costs assumed to be non-recurring	(111)
Total	$(14,187)

The unaudited pro forma condensed combined financial statements do not reflect anticipated acquisition-related transaction costs to be incurred by Wyeth, which are estimated to be approximately $135 million.

(s)	To eliminate Wyeth’s accumulated other comprehensive expense.

The unaudited pro forma condensed combined financial statements do not present a combined dividend per share amount. On June 25, 2009, Pfizer declared a third quarter 2009 dividend of $0.16 per share of common stock, which was paid on September 2, 2009.  On June 2, 2009, Pfizer paid a second quarter 2009 dividend of $0.16 per share of common stock. On March 3, 2009, Pfizer paid a first quarter 2009 dividend of $0.32 per share of common stock. In January 2009, Pfizer announced that, effective with the dividend to be paid in the second quarter of 2009, its quarterly dividend per share of common stock will be reduced to $0.16 ($0.80 per share of common stock annualized for 2009). Following the first quarter of 2009, Pfizer will not declare or pay a quarterly dividend in excess of $0.16 per share of common stock prior to consummation of the merger and any future payment of Pfizer’s quarterly dividend is subject to future approval and declaration by the Pfizer board of directors. On June 11, 2009, Wyeth declared a third quarter 2009 dividend of $0.30 per share of common stock, which was paid on September 1, 2009.  On June 1, 2009, Wyeth paid a second quarter 2009 dividend of $0.30 per share of common stock. On March 2, 2009, Wyeth paid a first quarter dividend of $0.30 per share of common stock ($1.20 per share of common stock annualized). Wyeth will not declare or pay a quarterly dividend in excess of $0.30 per share of common stock prior to consummation of the merger and any future payment of Wyeth’s quarterly dividend is subject to future approval and declaration by the Wyeth board of directors. The dividend policy of Pfizer following the merger will be determined by the Pfizer board of directors following the merger.

The unaudited pro forma combined basic and diluted earnings per share for the period presented are based on the combined basic and diluted weighted-average shares. The historical basic and diluted weighted average shares of Wyeth were assumed to be replaced by the shares expected to be issued by Pfizer to effect the merger.

The unaudited pro forma condensed combined financial statements do not reflect the expected realization of annual cost savings of $4 billion by 2012. These savings are expected in selling, informational and administrative functions, research and development and manufacturing. Although Pfizer management expects that cost savings will result from the merger, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial statements do not reflect estimated restructuring and integration charges associated with the expected cost savings, which could be in the range of approximately $6 to $8 billion and which will be expensed as incurred.

7.      Forward-looking Statements

These Unaudited Pro Forma Condensed Combined Financial Statements may be deemed to be forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate" and similar expressions. Such statements may include, but are not limited to, statements about the benefits of the pending merger between Pfizer and Wyeth, including future financial and operating results, the combined company's plans, objectives, expectations and intentions and other statements that are not historical facts. These forward-looking statements are based largely on management's expectations and are subject to a number of risks and uncertainties.  Actual results could differ materially from these forward-looking statements.  Neither Pfizer nor Wyeth undertake any obligation to update publicly or revise any forward-looking statements.  The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the pending merger of Pfizer and Wyeth will not be realized, or will not be realized within the expected time period, due to, among other things, the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; the possibility that the merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions; Pfizer's and Wyeth's ability to accurately predict future market conditions; dependence on the effectiveness of Pfizer's and Wyeth's patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions.  Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Pfizer's 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on February 27, 2009, Wyeth's 2008 Annual Report on Form 10-K filed with the SEC on February 27, 2009, as amended on April 30, 2009, included in the “Risk Factors” section of each of these filings, and each company's other filings with the SEC available at the SEC's Internet site (http://www.sec.gov).